                                                                 Exhibit (a)(12)

               AIR PRODUCTS AND CHEMICALS, INC., AND SUBSIDIARIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)


                                                                                   Three Months Ended
                                                     Year Ended 30 September          31 December
                                                --------------------------------   ------------------
                                                1991   1992   1993   1994   1995         1995
                                                ----   ----   ----   ----   ----         ----
EARNINGS:                                            (Millions of dollars)
Income before extraordinary item and the
 cumulative effect of accounting changes:       $249   $277   $201   $234   $368         $ 89

Add (deduct):
 Provision for income taxes                      114    131    103     95    186           43

Fixed charges, excluding capitalized interest    122    133    127    127    148           41

Capitalized interest amortized during the
 period                                            7      8      8      8      9            2

Undistributed earnings of less-than-
 fifty-percent-owned affiliates                   (9)   (13)    (8)    (3)   (25)         (10)
                                                ----   ----   ----   ----   ----         ----
 Earnings, as adjusted                          $483   $536   $431   $461   $686         $165
                                                ====   ====   ====   ====   ====         ====

FIXED CHARGES:

Interest on indebtedness, including capital
 lease obligations                              $113   $125   $118   $118   $139         $ 38

Capitalized interest                              29      4      6     10     18            6

Amortization of debt discount premium and
 expense                                           2      1      1      1     --           --

Portion of rents under operating leases
 representative of the interest factor             7      7      8      8      9            3
                                                ----   ----   ----   ----   ----         ----
  Fixed charges                                 $151   $137   $133   $137   $166         $ 47
                                                ====   ====   ====   ====   ====         ====
RATIO OF EARNINGS TO FIXED CHARGES:              3.2    3.9    3.2    3.4    4.1          3.5
                                                ====   ====   ====   ====   ====         ====